Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-171748

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated January 28, 2011)

72,162,601 SHARES OF COMMON STOCK

This prospectus supplement no. 1 relates to the public offering of up to 72,162,601 shares of our common stock that may be offered and sold from time to time by Dutchess Opportunity Fund, II, LP, the selling stockholder.

This prospectus supplement no. 1 supplements the prospectus dated January 28, 2011, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-171748).  This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the prospectus with the information contained in our current reports on Form 8-K filed with the Securities and Exchange Commission on February 23, 2011 and March 2, 2011, which are attached to this prospectus supplement.

Our common stock is quoted on the OTC Bulletin Board under the symbol “ADLS.OB.” On March 1, 2011, the last reported sale price of our common stock on the OTC Bulletin Board was $0.0191 per share.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the prospectus.  If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS, INCLUDING THOSE SET FORTH IN THE “RISK FACTORS” SECTION OF THE PROSPECTUS BEGINNING ON PAGE 6.  YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 2, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2011

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51436	30-0296543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1440 Davey Road Woodridge, Illinois	60517
(Address of principal executive offices)	(Zip Code)

(630) 739-6744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

In January 2011, Advanced Life Sciences Holdings, Inc. (the “Company”) entered into an Investment Agreement (the “Investment Agreement”), with Dutchess Opportunity Fund, II, LP (“Dutchess”), for the sale of up to $5.0 million of shares of the Company’s common stock over a two-year commitment period. Under the terms of the Investment Agreement, the Company may from time to time, in its discretion, sell newly-issued shares of its common stock to Dutchess at 95% of a recent average market price at the time of such issuance.

In conjunction with the Investment Agreement, the Company paid to Dutchess a commitment fee of $50,000 by issuing 2,475,248 shares of the Company’s common stock.  In addition, between February 9, 2011 and February 17, 2011, the Company issued an additional 15,464,142 shares to Dutchess, for a total of 17,939,390 shares which represents 7.79% of the shares outstanding as of the date of the Company’s latest quarterly report on Form 10-Q filed on November 12, 2010.

Sales made on February 17, 2011 caused the Company to exceed the 5% threshold that triggers the reporting requirement of this item. As a result of these issuances, the Company has received approximately $270,000 in proceeds through the usage of the Investment Agreement. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

Dated: February 23, 2011	By:	/s/ Michael T. Flavin
	Name:	Michael T. Flavin, Ph.D.
	Title:	Chairman and Chief Executive Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 21, 2011

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51436	30-0296543
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1440 Davey Road
Woodridge, Illinois	60517
(Address of principal executive offices)	(Zip Code)

(630) 739-6744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry Into a Material Definitive Agreement; and

Item 5.02.                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 25, 2011, Advanced Life Sciences Holdings, Inc.’s (the “Company”) Chief Executive Officer informed the Company’s employees that as a measure to help address its liquidity issues, it had implemented a Company-wide compensation reduction plan that would reduce the salaries of impacted employees by 30%-50%.  Included in this reduction were all of the Officers of the Company with whom the Company has entered into Employment Agreements.  In connection with this cost-savings plan, the Company also announced the departure of Dr. David Eiznhamer, Executive Vice President of Clinical Affairs. The Company is not aware of any disagreement between it and Dr. Eiznhamer relating to the Company’s operations, policies or practices.

Item 8.01.                  Other Events.

On February 21, 2011, the Company received a letter from Leaders Bank informing it that the Company was in default under the loan documents governing its principal credit facility.  The letter indicated that the Company had failed to fund an interest reserve account as required by an amendment to the credit facility.   Leaders Bank requested that the Company cure such default by February 25, 2011.   Leaders Bank noted that it was reserving the right to exercise all rights and remedies under the loan documents if the Company failed to meet the payment deadline.  Remedies available to the bank include, among other things, the right to accelerate payment of all amounts outstanding under the line of credit.

On February 25, 2011, the Company informed Leaders Bank that it would not be funding the interest reserve account in the amount demanded in the notice of default.  The Company did, however, fund its February 2011 interest payment to remain current with its interest payment obligation.  Following this payment, the Company met with the Leaders Bank and is engaged in a dialogue to develop a constructive and workable solution to the current liquidity situation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

Dated:	March 2, 2011	By:	/s/ Michael T. Flavin
		Name:	Michael T. Flavin, Ph.D.
		Title:	Chairman and Chief Executive Officer

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